                                                                   EXHIBIT 2.1



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                          AGREEMENT AND PLAN OF MERGER




                                       BY



                           ORION TECHNOLOGIES, INC.,





                            HANCOCK HOLDINGS, INC.,





                                      AND




                TRANSACTION VERIFICATION SYSTEMS, INCORPORATED,





                            DATED AS OF JUNE 8, 2000



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
                               TABLE OF CONTENTS


SECTION 1 THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
  1.1    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
  1.2    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
  1.3    Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.4    Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.5    Certificate of Incorporation; Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.6    Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.7    Taking of Necessary Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
SECTION 2 PAYMENT OF MERGER CONSIDERATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  2.1    Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  2.2    Certificate Conversion Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
  2.3    No Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
  2.4    Appraisal Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
  2.5    No Further Ownership Rights in TVS Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
  2.6    Distributions with Respect to Unsurrendered TVS Stock  . . . . . . . . . . . . . . . . . . . . . . . . .  5
  2.7    No Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
SECTION 3 REPRESENTATIONS AND WARRANTIES OF TVS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  3.1    Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  3.2    Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  3.3    Capitalization of TVS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  3.4    Title to TVS Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  3.5    Noncontravention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  3.6    Actions and Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  3.7    Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  3.8    Filings, Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  3.9    Financial Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  3.10   Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
  3.11   Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
  3.12   Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
  3.13   Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
  3.14   Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
  3.15   Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  3.16   Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  3.17   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  3.18   Employees and Consultants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  3.19   ERISA Compliance; Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  3.20   Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
  3.21     Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  3.22   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  3.23   Material Contracts and Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  3.24   Products and Services Warranties; Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  3.25   Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  3.26     No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  3.27   Completeness of Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
SECTION 4  REPRESENTATIONS AND WARRANTIES OF ORION AND HANCOCK  . . . . . . . . . . . . . . . . . . . . . . . . . 19
  4.1    Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  4.2    Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  4.3    Capitalization of Hancock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  4.4    Capitalization of Hancock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  4.5    Validity of Orion Stock Issuable Upon the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  4.6    No Assets or Liabilities of Hancock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  4.7    Actions and Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20





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
  4.8    Orion Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  4.9    Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  4.10   Filings, Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  4.11   No Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  4.12   Completeness of Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
SECTION 5 CLOSING CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  5.1    Conditions Precedent to Closing by Hancock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  5.2    Conditions Precedent to Closing by TVS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
SECTION 6 ADDITIONAL COVENANTS OF THE PARTIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
  6.1    Access and Investigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
  6.2    Notification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
  6.3    No Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
  6.4    Conduct of TVS Business Prior to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
  6.5    Certain Acts Prohibited  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
  6.6    Certain Acts Prohibited  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
  6.7    [Intentionally Deleted.] . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
  6.8    Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
  6.9    Delivery of Securities Disclosure Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
SECTION 7 TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
  7.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
  7.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
SECTION 8 MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
  8.1    Effectiveness of Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
  8.2    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
  8.3    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
  8.4    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
  8.5    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
  8.6    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
  8.7    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
  8.8    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  8.9    Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  8.10   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  8.11   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  8.12   Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  8.13   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  8.14   Fax Execution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  8.15   Schedules and Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31





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
                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into on June 8, 2000 by and between ORION TECHNOLOGIES, INC., a Nevada corporation ("Orion"), HANCOCK HOLDINGS, INC., a Delaware corporation ("Hancock"), and TRANSACTIONS VERIFICATION SYSTEMS, INCORPORATED, a Delaware corporation ("TVS").

                             PRELIMINARY STATEMENTS

     The Boards of Directors of Hancock and TVS deem it desirable and in the best interests of their respective shareholders that TVS be merged with and into Hancock (the "Merger") on the terms and conditions of this Agreement.

     The Boards of Directors of Hancock and TVS, by resolutions duly adopted, have approved and adopted this Agreement, and this Agreement will be submitted to the shareholders of each of Hancock and TVS entitled to vote thereon for approval and adoption, which approval and adoption is a condition to the effectiveness of the Merger. Hancock is a wholly-owned subsidiary of Orion.

     In consideration of the mutual benefits to be derived from the Merger and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                               STATEMENT OF TERMS

                                   SECTION 1
                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.3 below), TVS will be merged with and into Hancock in accordance with this Agreement, the Certificate of Merger substantially in the form of Exhibit A attached to this Agreement (the "Certificate of Merger"), and the applicable provisions of the Delaware General Corporation Law (the, "DGCL"). Following the Merger, Hancock will continue as the surviving corporation ("Surviving Corporation"), with the corporate existence of Surviving Corporation to be continued under the name "Transaction Verification Systems, Incorporated", and the separate existence of TVS will cease, except insofar as it may be continued by the DGCL.

     1.2 Closing. As soon as practicable following the satisfaction or waiver of the conditions set forth in Section 5 of this Agreement, and provided that this Agreement has not been terminated pursuant to Section 7, the parties to this Agreement will hold a closing (the "Closing") for the purpose of confirming the consummation of the Merger at a time and date mutually agreed upon by the parties. Unless otherwise agreed by the parties, the Closing will be held at the offices of Powell, Goldstein, Frazer & Murphy LLP, 1001 Pennsylvania Avenue, N.W., Sixth Floor, Washington, D.C. 20004. The date on which the Closing actually occurs is referred to as the "Closing Date." At the Closing, the parties will execute and exchange all documents, certificates and instruments contemplated by this Agreement. The parties agree to use commercially reasonable efforts and all due diligence to cause the Closing to be consummated on or before June 30, 2000 unless such date is extended by the mutual agreement of the parties.

     1.3 Effective Time of the Merger. The Merger will be effective at the time (the "Effective Time") of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, which is to be filed as soon as practicable on or after the Closing Date.

     1.4   Effect of the Merger.  The Merger will have the effects set forth in
Section 351 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Hancock and TVS will vest in Surviving Corporation without further act or deed, and all debts, liabilities and duties of Hancock and TVS will become the debts, liabilities and duties of Surviving Corporation.

     1.5   Certificate of Incorporation; Bylaws.

           (a) Except as modified by the Certificate of Merger, the certificate of incorporation of Hancock as in effect immediately prior to the Effective Time will continue unchanged and will be the certificate of incorporation of Surviving Corporation until thereafter amended in accordance with the terms thereof and in accordance with applicable law.

           (b) At the Effective Time, the by-laws of Hancock, as in effect immediately prior to the Effective Time, will be the by-laws of Surviving Corporation until thereafter amended in accordance with the terms thereof and in accordance with applicable law.

     1.6 Directors and Officers. The directors and officers of TVS immediately prior to the Effective Time will be the directors and officers, respectively, of Surviving Corporation after the Effective Time, until their successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with certificate of incorporation and bylaws of Surviving Corporation.

     1.7 Taking of Necessary Action. If after the Effective Time any further action is necessary to carry out the purposes of this Agreement or to vest Surviving Corporation with full title to all assets, rights, approvals, immunities and franchises of either Hancock or TVS, the officers and directors, or the former officers and directors, as the case may be, of Hancock and TVS and Surviving Corporation will take all such necessary action.

                                   SECTION 2
                        PAYMENT OF MERGER CONSIDERATION

     2.1 Merger Consideration. At the Effective Time, by virtue of the Merger, each share of TVS common stock, par value $0.05 ("TVS Common Stock") and TVS preferred stock, par value $10.00 ("TVS Preferred Stock") will be convertible as follows:





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
           (a) Conversion of TVS Common Stock. Each share of TVS Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined in Section 2.4) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 0.3661 shares of Orion Common Stock (as defined in Section 4.3), subject to adjustment as described in Section 2.1(e).

           (b) Conversion of TVS Preferred Stock. Unless an Election Notice is received by TVS in accordance with Section 2.1(c) below, the TVS Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined in Section 2.4) will, by virtue of the Merger, be converted into a promissory note from the Surviving Corporation in substantially the form of Exhibit C attached to this Agreement, with a principal amount equal to Ten Dollars ($10.00) multiplied by the number of shares of TVS Preferred Stock being converted, and bearing simple interest at a rate of 8% per annum, with principal and interest due and payable on December 31, 2000, which note will be guaranteed by Orion (the "Promissory Note").

           (c) Election Notice of TVS Preferred Stock. Each holder of TVS Preferred Stock ("TVS Preferred Shareholder")(other than Dissenting Stockholders, as defined in Section 2.4) will, by virtue of the Merger, be entitled to convert his, her, or its TVS Preferred Stock into 2.5 shares of Orion Common Stock for each share of TVS Preferred Stock owned immediately prior to the Effective Time, by delivering to TVS the notification form to be provided by TVS and agreeable to the parties hereto ("Election Notice") before the Effective Time, expressing their intent to convert their TVS Preferred Stock to Orion Common Stock, subject to adjustment as described in Section 2.1(e).

           (d)  Hancock Stock.  Each share of Hancock Stock (as defined in
Section 4.4) issued and outstanding immediately prior to the Effective Time will remain outstanding and will thereafter represent one issued share of Surviving Corporation Common Stock.

           (e) Share Adjustment. If sixty days after the Effective Time ("Adjustment Date"), the Total Consideration Value (defined below) is less than $1,000,000, Orion will promptly issue additional shares ("Additional Shares") to those TVS Stockholders who converted their TVS Stock for Orion Common Stock, on a proportionate basis, such that the Total Consideration Value will equal
$1,000,000.   As used in this section, the term "Total Consideration Value"
will mean the sum of: (x) (i) number of shares of Orion Common Stock issued to the holders of the TVS Stock as a result of the Merger at the Effective Time, times (ii) the average closing price of the Orion Common Stock on the OTC Bulletin Board or other relevant exchange for the 10 days immediately preceding the Adjustment Date; plus (y) the aggregate principal value of the Promissory Notes issued pursuant to Section 2.1(b) hereof.

     2.2 Certificate Conversion Procedure. After the Effective Time, each holder of the TVS Common Stock and the TVS Preferred Stock (collectively, "TVS Stock") will be entitled to exchange his, her, or its certificate representing the TVS Stock ("TVS Stock Certificate") for (i) a certificate representing the number of shares of Orion Common Stock into which the number of shares of TVS Stock previously represented by such certificate surrendered have been converted pursuant to Section 2.1(a) or 2.1(c) of this Agreement, or (ii) a Promissory Note pursuant to

Section 2.1(b) of this Agreement. Each holder of TVS Stock may exchange his, her or its TVS Stock Certificate by delivering the TVS Stock Certificate to Orion duly endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in each case in proper form for transfer, with signatures guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto, and for those converting their TVS Stock to Orion Common Stock in accordance with Section 2.1(a) and 2.1(c), with appropriate instructions to allow the transfer agent to issue certificates for the Orion Common Stock to the holder thereof. Until surrendered as contemplated by this Section 2.2, each TVS Stock Certificate will be deemed at any time after the Effective Time to represent only the right to receive Orion Common Stock certificates representing the number of whole shares of Orion Common Stock into which the shares of TVS Stock formerly represented by such certificate have been converted, or the right to receive a Promissory Note, as applicable. Before issuing any certificate representing Orion Common Stock or any Promissory Note to any of the TVS Stockholders (as defined in Section 3.4 below), Orion and the Surviving Corporation will require each TVS Stockholders to execute and return an investment representation certificate ("Investment Certificate") containing certain representations and warranties of the investment purposes of the TVS Stockholders in order to establish Orion's and the Surviving Corporation's compliance with exemptions from the registration requirements of applicable federal and state securities law with respect to the issuance of such Orion Common Stock and Promissory Note to the TVS Stockholders.

     Upon receipt of such duly endorsed TVS Stock Certificates and Investment Certificates, Orion will cause the issuance of the number of shares of Orion Common Stock as converted pursuant to Section 2.1(a) or 2.1(c) of this Agreement. For the TVS Preferred Shareholders entitled to receive a Promissory Note pursuant to Section 2.1(b), the Surviving Corporation will cause a Promissory Note to be delivered upon the receipt of such duly endorsed TVS Stock Certificates and Investment Certificates. The Orion Common Stock issued to the holders of the TVS Stock as a result of the Merger will be restricted stock and each certificate representing Orion Common Stock will bear a legend required under the Securities and Exchange Act of 1933.

     2.3 No Fractional Shares. No fractional shares of Orion Common Stock will be issued as a result of the Merger. In lieu of any such fractional shares, each holder of TVS Stock who would otherwise have been entitled to receive a fraction of a share of Orion Common Stock in the Merger will be rounded up to the next nearest whole number of shares of Orion Common Stock.

     2.4 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, shares of TVS Stock ("Dissenting Shares") that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Stockholders") will not be converted into or be exchangeable for the right to receive Orion Common Stock, unless and until such holders will have failed to perfect or will have effectively withdrawn or lost their rights to appraisal under the DGCL. TVS will give Hancock (i) immediate oral notice followed by prompt written notice of any written demands for appraisal of any shares of TVS Stock, attempted withdrawals of any such demands and any other instruments served pursuant to the DGCL and received by TVS relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. If any Dissenting Stockholder fails to perfect or will have effectively withdrawn or lost the right to appraisal, the shares of TVS Stock held by such Dissenting Stockholder will thereupon be treated as though such shares had been converted into the right to receive a Promissory Note pursuant to Section 2.2 of this Agreement.

     2.5 No Further Ownership Rights in TVS Stock. The promise to exchange the TVS Stock for shares of Orion Common Stock in accordance with the terms of this Section 2 will be deemed to have been given in full satisfaction of all rights pertaining to the TVS Stock, and there will be no further registration of transfers on the stock transfer books of TVS of the shares of TVS Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of TVS Stock, outstanding immediately prior to the Effective Time will cease to have any rights with respect to such TVS Stock, except as otherwise provided in this Agreement or by law.

     2.6 Distributions with Respect to Unsurrendered TVS Stock. No dividends or other distributions declared by Orion with a record date after the Effective Time will be paid to the holder of any unsurrendered TVS Stock Certificate until the surrender of such TVS Stock Certificate in accordance with Section
2.2 of this Agreement. Following surrender of any such TVS Stock Certificate, Orion will pay to the holder of the Orion Common Stock certificate issued in exchange the TVS Stock Certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such Orion Common Stock which such holder is entitled pursuant to Section 2.1 of this Agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Orion Common Stock. Any TVS Preferred Stock certificates to be exchanged for a Promissory Note which have not been surrendered on or before December 31, 2000 will receive only the payment which would have been made on such Promissory Note at maturity, with no additional interest accruing thereafter.

     2.7 No Liability. Neither Orion, Hancock, nor Surviving Corporation will be liable to any person in respect of shares of TVS Stock, or dividends or distributions with respect thereto, pursuant to any applicable abandoned property, escheat or similar law. If any TVS Stock Certificate has not been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any TVS Stock Certificate, or any dividends or distributions payable to the holder of such TVS Stock Certificate would otherwise escheat to or become the property of any governmental body or authority), any such Promissory Note, Orion Common Stock, dividends or distributions in respect of such TVS Stock Certificate will, to the extent permitted by applicable law, become the property of Surviving Corporation, free and clear of all claims or interest of any person previously entitled to such certificate.

     2.8 Lost, Stolen or Destroyed Certificates. If any certificate representing TVS Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Orion or TVS, the posting by such person of a bond in such reasonable amount as Orion or TVS may direct as indemnity against any claim that may be made against it with respect to such certificate, Orion or TVS will cause to be issued in exchange for such lost, stolen or destroyed certificate, the applicable Orion Common Stock or Promissory Note as the case may be, deliverable in respect thereof, pursuant to
Section 2.1 or 2.2 of this Agreement.

                                   SECTION 3
                     REPRESENTATIONS AND WARRANTIES OF TVS

     TVS represents and warrants to Hancock and Orion and acknowledges that Hancock and Orion are relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Hancock or Orion:

     3.1 Organization and Good Standing. TVS is an entity duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted. TVS is duly qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of TVS taken as a whole.

     3.2 Authority. TVS has all requisite corporate power and authority to execute and deliver this Agreement, the Certificate of Merger, and any other document contemplated by this Agreement or the Merger (collectively, the "Merger Documents") and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of each of the Merger Documents by TVS and the consummation by TVS of the transactions contemplated thereby have been duly authorized by its Board of Directors, and the Board of Directors will in turn recommend that the Merger be adopted and approved by the TVS Stockholders. Subject to the TVS Stockholder approval, no other corporate or shareholder proceedings on the part of TVS are necessary to authorize the Merger Documents or to consummate the transactions contemplated thereby. This Agreement has been, and the other Merger Documents when executed and delivered by TVS as contemplated by this Agreement will be, duly executed and delivered by TVS and this Agreement is, and the other Merger Documents when executed and delivered by TVS as contemplated hereby will be, the valid and binding obligation of TVS enforceable in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     3.3 Capitalization of TVS. The entire authorized capital stock and other equity securities of TVS consists of 1,000,000 shares of TVS Common Stock and 22,000 shares of TVS Preferred Stock, of which 546,380 shares of TVS Common Stock, and 20,000 shares of TVS Preferred Stock, are issued and outstanding. All of the issued and outstanding shares of TVS Stock have been duly authorized, are validly issued, were not issued in violation of any preemptive rights and are fully paid and nonassessable, are not subject to preemptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. Except as set forth on Disclosure Schedule 3.3, there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating TVS to issue any additional shares of TVS Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from TVS any shares of TVS Stock. Except as set forth on Disclosure Schedule 3.3, there are no agreements purporting to restrict the transfer of the TVS Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the TVS Stock. All dividends accrued, accumulated or otherwise owing on the the TVS Preferred Stock have been paid in full and TVS is not in breach or default of any covenant or agreement with respect to the TVS Preferred Stock.

     3.4 Title to TVS Stock. On or before the Closing Date, all of the issued and outstanding TVS Stock will be lawfully owned by the holders of the TVS Stock in the respective amounts set forth opposite his, her or its name on Disclosure Schedule 3.4 (the "TVS Stockholders"), free of preemptive rights and, to the knowledge of TVS, clear of all claims, liens, charges, security interest, encumbrances and other restrictions or limitations of any kind.

     3.5 Noncontravention. Neither the execution, delivery and performance of the Merger Documents, nor the consummation of the Merger, will:

           (1) Conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of TVS under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to TVS, or any of its property or assets;

           (2) Violate any provision of the certificate of incorporation or by-laws of TVS; or

           (3) Violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to TVS or any of its property or assets.

     3.6 Actions and Proceedings. Except as set forth on Disclosure Schedule 3.6, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to TVS's knowledge, threatened against TVS or which involves any of the business, or the properties or assets of TVS that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of TVS taken as a whole ("TVS Material Adverse Effect"). To TVS's knowledge, there is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a TVS Material Adverse Effect. Disclosure Schedule
3.6 lists all pending legal
claims or proceedings, whether or not such claim or proceeding would result in a TVS Material Adverse Effect.

     3.7   Compliance.

           (a) TVS is in compliance with, is not in default or violation in any material respect under, and have not been charged with or received any notice at any time of any material violation by it of, any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of TVS;

           (b) TVS is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a TVS Material Adverse Effect;

           (c) TVS has, to the best of its knowledge, duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of TVS, threatened, and none of them will be adversely affected by the consummation of the transactions contemplated hereby;

           (d) TVS has, to the best of its knowledge, operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business, including without limitation. those applicable to TVS under the Occupational Safety and Health Act of 1970, as amended, or any equivalent state law. TVS has not received any notice of any violation thereof, nor is TVS aware of any valid basis therefore.

     3.8 Filings, Consents and Approvals. Except for any filings required by applicable securities laws and the filing of the Certificate of Merger pursuant to the DGCL, and the approval of the TVS Stockholders, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by TVS of the transactions contemplated by this Agreement or to enable TVS to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

     3.9   Financial Representations.  Attached to this Agreement as Disclosure
Schedule 3.9 are true, correct, and complete copies of (i) an unaudited balance sheet and income statement for TVS dated as of June 30, 1999, (ii) an unaudited balance sheet and income statement of TVS dated as of March 31, 2000 (collectively, the "Financial Statements"). The Financial Statements (a) are in accordance with the books and records of TVS and (b) except as noted on Disclosure Schedule 3.9, present fairly the financial condition of TVS as of the respective dates indicated and the results of operations for such periods. TVS has not received any advice or notification from its independent certified public accountants that TVS has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Financial Statements or the books and records of TVS, any properties, assets, liabilities, revenues, or expenses. The books, records, and accounts of TVS accurately and fairly reflect, in reasonable detail, the transactions, assets, and liabilities of TVS. TVS has not engaged in any transaction, maintained any bank account, or used any funds of TVS, except for transactions, bank accounts, and funds which have been and are reflected in the normally maintained books and records of TVS.

     3.10 Absence of Undisclosed Liabilities. Except as set forth in Disclosure Schedule 3.10, TVS has no liabilities or obligations either direct or indirect., matured or unmatured, absolute, contingent or otherwise, which:

           (a) are not set forth in the Financial Statements or have not heretofore been paid or discharged;

           (b) did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan (other than the modification of TVS's Letter of Credit with F&M Bank as described in Section 5.2(g) below) specifically disclosed (or are not required to be disclosed in accordance with GAAP); or

           (c) have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Financial Statements.

     For purposes of this Agreement, the term "liabilities" includes, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured.

     3.11 Inventory. Except as set forth in Disclosure Schedule 3.11, all inventory of TVS, whether or not reflected in the Financial Statements (as defined in Section 3.9 of this Agreement), consists of a quality and quantity usable and salable in the ordinary course of TVS's business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the balance sheet and interim balance sheet of the Financial Statements as of the Closing Date; all inventories not written off have been priced at the lower of cost or market on a last in, first out basis; and the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of TVS.

     3.12 Accounts Receivable. All accounts receivable of TVS that are reflected on the Financial Statements or other financial records of TVS as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of TVS's business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible, subject to the reserve for uncollectible accounts set forth on Disclosure Schedule 3.12. Subject to the aforesaid reserve, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty days after the day on which it first was due and payable. There is no contest, claim, or right of set-off, other than in the ordinary course of TVS's business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Disclosure Schedule 3.12 contains a complete and accurate list of all Accounts Receivable as of March 31, 2000 which list sets forth the aging of such Accounts Receivable.

     3.13 Tax Matters. "Tax" or "Taxes" means any and all taxes, charges, fees, levies, duties or other assessments whether federal, state, local or foreign, based upon or measured by income, capital, net worth or gain and any other tax including, recapture, gross receipts, profits. sales, use, occupation, use and occupancy, value added, ad valorem, customers, transfer, franchise, shares, withholding, payroll, employment, excise, or property taxes with respect to TVS, together with any interest, fines, penalties and additions to tax imposed with respect thereto.

           (a) As of the date hereof: (i) TVS has timely filed all Tax returns which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to them; and (ii) all such returns are true and correct in all material respects.

           (b) TVS has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheet for those Taxes not yet due and payable, except for any Taxes the nonpayment of which will not have a TVS Material Adverse Effect.

           (c) TVS is not presently under, nor has it received notice of, any contemplated investigation or audit by the Internal Revenue Service or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof.

           (d) All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.

           (e) TVS is not a party to any tax-sharing agreements or similar contracts or arrangements.

     3.14 Absence of Changes. Except as set forth in Disclosure Schedule 3.14, since March 31, 2000, TVS has not:

           (a) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

           (b) sold, encumbered, assigned or transferred any fixed assets or properties which would have been included in the assets of TVS if the closing had been held on March 31, 2000 or on any date since then, except for ordinary course of business transactions consistent with past practice;

           (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the assets or properties of TVS to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

           (d) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

           (e) declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

           (f) suffered any damage, destruction or loss, whether or not covered by insurance, which would materially and adversely affect its business, operations, assets, properties or prospects;

           (g) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

           (h) received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

           (i) made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000.00, except such as may be involved in ordinary repair, maintenance or replacement of its assets;

           (j) other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

           (k) changed any of the accounting principles followed or the methods of applying such principles;

           (1) entered into any transaction other than in the ordinary course of business consistent with past practice; or

           (m) agreed, whether in writing or orally, to do any of the foregoing.

     3.15 Personal Property. Disclosure Schedule 3.15 contains a list of all material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by TVS. Except as disclosed on Disclosure Schedule 3.15, TVS possesses all property and items necessary for the continued operation of the business of TVS as presently conducted. All of such items are in good operating condition (normal wear and tear excepted), and are reasonably fit for the purposes for which such item is presently used.

     3.16 Accounts. Disclosure Schedule 3.16 sets forth and describes (a) all bank-accounts owned or maintained by TVS and all authorized signatories with respect thereto, and (b) all safety deposit boxes maintained by TVS and all persons who have access with respect thereto.

     3.17 Insurance. The assets, properties and operations of TVS are insured under various policies of general liability and other forms of insurance consistent with prudent business practices. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default by TVS or any event which, with the giving of notice, the lapse of time or both, would constitute a default thereunder. All premiums to date have been paid in full. Disclosure Schedule
3.17 contains a list of all insurance policies, outstanding bonds and other surety arrangements issued or entered into in connection with the business, assets and liabilities of TVS.

     3.18 Employees and Consultants. Disclosure Schedule 3.18 lists the name, address. date of hire, title or position, compensation and benefits of each employee or consultant of TVS. All employees have been paid all salaries, wages, income and any other sum due and owing to them by TVS as at the end of the most recent completed pay period. TVS is not aware of any labor conflict with any of TVS employees that might reasonably be expected to have a TVS Material Adverse Effect. TVS has not entered into any written contracts of employment or consulting agreements other than as listed on Disclosure Schedule
3.18. All amounts required to be withheld by TVS from their employees salaries or wages and paid to any governmental or taxing authority have been so withheld and paid.

     3.19  ERISA Compliance; Benefit Plans.

           (a) Disclosure Schedule 3.19 contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option ("TVS Stock Option") and other equity compensation plan program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA), each employment, termination or severance agreement, and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by TVS or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with TVS would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which TVS or an ERISA Affiliate is party, whether written or oral, for the benefit of any director, employee or former employee of TVS (the "Plans"). Neither TVS nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional Plan or modify or change any existing Plan.

           (b) With respect to each Plan, TVS has heretofore delivered or made available to Hancock true and complete copies of each of the following documents:

                (i) a copy of such Plan and any amendment thereto (or if such Plan is not a written Plan, a description thereof);

                (ii) a copy of the two most recent annual reports and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87;

                (iii) a copy of the most recent Summary Plan Description required under ERISA with respect thereto;

                (iv) if such Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

                (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

           (c)  No Plan is subject to Section 302 or Title IV of ERISA or
Section 412 of the Code. No Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by TVS or any ERISA Affiliate that has not been satisfied in full.

           (d) All contributions required to be made with respect to any Plan on or prior to the Closing Date have been timely made or are reflected on the balance sheet.

           (e) Neither TVS, any Plan, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which TVS or any of its subsidiaries, any Plan, any such trust or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

           (f) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

           (g)  Each Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

           (h) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of TVS for periods extending beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits under any "pension plan" or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary). No condition exists that would prevent TVS from amending or terminating any Plan providing health or medical benefits in respect of any active employee of TVS.

           (i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee or officer of' TVS or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting or increase se the amount of compensation due any employee or officer of TVS or any ERISA Affiliate.

           (j) There has been no material failure of a Plan that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code).

           (k) There are no pending, threatened or anticipated claims by or on behalf of any Plan by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits.

           (l) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

     3.20  Intellectual Property.

           (a) Intellectual Property Assets. The Intellectual Property Assets are all those necessary for the operation of TVS's business as it is currently conducted. The term "Intellectual Property Assets" includes:

                (1) the name Transaction Verification Systems, Incorporated, all functional business names, trading names, registered and unregistered trademarks, service marks, and applications collectively, "Marks");

                (2) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                (3) all copyrights in both published works and unpublished works (collectively, "Copyrights");

                (4) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by TVS as licensee or licensor (collectively, "Trade Secrets").

           (b) Agreements. Disclosure Schedule 3.20 contains a complete and accurate list and summary description, including any royalties paid or received by TVS, of all contracts and agreements relating to the Intellectual Property Assets to which TVS is a party or by which TVS is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $2,500 under which TVS is the licensee. There are no outstanding or threatened disputes or disagreements with respect to any such agreement.

           (c) Intellectual Property and Know-How Necessary for the Business. Except as set forth in Disclosure Schedule 3.20, TVS is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims, and has the right to use without payment to a third party of all the Intellectual Property Assets. Except as set forth in Disclosure
Schedule 3.20, all former and current employees and contractors of TVS have executed written contracts, agreements or other undertakings with TVS that assign all rights to any inventions, improvements, discoveries, or information relating to the business of TVS. No employee, director, officer or shareholder of any of TVS owns directly or indirectly in whole or in part, any Intellectual Property Asset which TVS is presently using or which is necessary for the conduct of its business. To the best of TVS's knowledge, no employee or contractor of TVS has entered into any contract or a agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than TVS.

           (d) Patents. Disclosure Schedule 3.20 contains a complete and accurate list and Summary description of all Patents necessary for TVS's business. Except as set forth in Disclosure Schedule 3.20, TVS is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims. All of such issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling, due within ninety days after the Effective Time. No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. There is no potentially interfering patent or patent application of any third party. No Patent is infringed or has been challenged or threatened in any way. To the best of TVS's knowledge, none of the products manufactured and sold, nor any process or know-how used, by TVS infringe or is alleged to infringe any patent or other proprietary night of any other person or entity. All products made, used, or sold under such Patents have been marked with the proper patent notice.

           (e) Trademarks. Disclosure Schedule 3.20 contains a complete and accurate list and summary description of all Marks necessary for TVS's business and the jurisdiction where the Mark is registered, if applicable. To the best of TVS's knowledge: TVS is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges. encumbrances, and other adverse claims; all Marks that have been registered with the United States Patent and Trademark Office or any other country's trademark registration office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Effective Time; no Mark has been or is now involved in any opposition, invalidation, or cancellation and no such action is threatened with the respect to any of the Marks; there is no potentially interfering trademark or trademark application of any third party; no Mark is infringed or has been challenged or threatened in any way; and none of the Marks used by TVS infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

           (f) Copyrights. Disclosure Schedule 3.20 contains a complete and accurate list and summary description of all Copyrights necessary for TVS's business. TVS is the owner of all right, title, and interest in and to each of such Copyrights, free and clear of all liens, security interests, charges, encumbrances, and other adverse claims. All such Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Effective Time. No such Copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of such Copyrights infringes or is alleged to infringe in any copyright of any third party or is a derivative work based on the work of a third party. All works encompassed by such Copyrights have been marked with the proper copyright notice.

           (g) Trade Secrets. Disclosure Schedule 3.20 sets forth all material Trade Secrets necessary for TVS's business. TVS has taken all reasonable precautions to protect the secrecy, confidentiality, and value of such Trade Secrets. TVS has good title and an absolute (but not necessarily exclusive) right to use such Trade Secrets. Such Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any person or entity or to the detriment of TVS. None of such Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

     3.21  Real Property.  TVS does not own any real property.  Disclosure
Schedule 3.21 lists all leases, subleases or other real property interests (collectively, "Leases") to which TVS is a party or bound. Each of the Leases are legal, valid, binding, enforceable and in full force and effect in all material respects. All rental and other payments required to be paid by TVS pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any party under any of the Leases. The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date. TVS has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto. TVS has delivered a true and complete copy of each of the Leases to Hancock or its counsel.

     3.22 Environmental Matters. TVS is in compliance with all applicable environmental laws, which compliance includes, but is not limited to, the possession by TVS of all permits and other governmental authorizations required under applicable federal, state, local and foreign laws and regulations relating, to pollution, protection of human health or the environment, including, without limitation, those relating to releases or threatened releases of Hazardous Materials (as defined Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Sec. 300.5) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials. As of the date of this Agreement, TVS has not received any written communication, whether from a governmental entity, citizens' group, employee or otherwise, alleging, that TVS is not in such compliance.

     3.23 Material Contracts and Transactions. Disclosure Schedule 3.23 contains a list of all material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which TVS is a party (collectively, the "Contracts").

     (a) Except as listed on Disclosure Schedule 3.23, TVS is not a party to any written or oral Contract as follows:

           (1) agreement for the purchase, sale or lease of any capital assets, or continuing contracts for the purchase or lease of any materials, supplies, equipment, real property or services;

           (2) agreement regarding, sales agency, distributorship, or the payment of commissions;

           (3) agreement for the employment or consultancy of any person or entity;

           (4) note, debenture, bond, trust agreement, letter of credit agreement loan agreement, or other contract or commitment for the borrowing or lending of money, or agreement or arrangement for a line of credit or guarantee, pledge, or undertaking of the indebtedness of any other person;

           (5) agreement, contract, or commitment for any charitable or political contribution;

           (6) agreement, contract, or commitment limiting or restraining TVS, their business or any successor thereto from engaging or competing in any manner or in any business or from hiring any employees, nor to TVS's knowledge is any employee of TVS subject to any such agreement, contract, or commitment;

           (7) material agreement, contract, or commitment not made in the ordinary course of business;

           (8) agreement establishing or providing for any joint venture, partnership, or similar arrangement with any other person or entity;

           (9) agreement, contract or understanding containing a "change in control" provision; or

           (10)      power of attorney or similar authority to act.

     (b) Each Contract is in full force and effect, and there exists no material breach or violation of or default by TVS under any Contract nor, to the best of TVS's knowledge, by any other party to a Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any Contract by TVS or, to the best of TVS's knowledge, by any other party to a Contract. The continuation, validity, and effectiveness of each Contract will in no way be affected by the consummation of the transactions contemplated by this Agreement. Except as listed on Disclosure Schedule 3.23, there exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract. A true, correct and complete copy (and if oral, a description of material terms) of each Contract, as amended to date, has been furnished to Hancock.

     3.24 Products and Services Warranties; Liabilities. Each product sold, leased or delivered and each service performed by TVS has been in substantial conformity with all applicable contractual commitments and all express and implied warranties, and TVS has no material liability, and there is no basis for any present or future action, suit or proceeding, for the replacement or repair of any product, the substandard performance of any service, or other damages in connection with the products sold or the services provided by TVS. TVS enjoys good commercial relations with each of its customers and suppliers. Since March 31, 2000, TVS has received no communication from any of its customers or suppliers expressing significant dissatisfaction.

     3.25 Transactions with Affiliates. TVS has not entered into any contract, loan, commitment, transaction or in any other situation with any its officers, directors, affiliates, employees or stockholders which may generally be characterized as a "conflict of interest," including, without limitation, any direct or indirect interest in the business of competitors, suppliers or customers of TVS.

     3.26 No Brokers. TVS has not incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by this Agreement for which Hancock would be responsible.

    3.27 Completeness of Disclosure. No representation or warranty by TVS in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Hancock or Orion pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

                                   SECTION 4
                       REPRESENTATIONS AND WARRANTIES OF
                               ORION AND HANCOCK

     Orion and Hancock represent and warrant to TVS and acknowledge that TVS is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of TVS.

     4.1 Organization and Good Standing. Orion and Hancock are duly organized, validly existing and in good standing under the laws of Nevada and Delaware, respectively, and have all requisite corporate power and authority to own, lease and to carry on their respective businesses as now being conducted. Orion and Hancock are duly qualified to do business and is in good standing as foreign corporations in each of the jurisdictions in which each owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the businesses, operations, or financial condition of Orion or Hancock.

     4.2 Authority. Hancock and Orion each has all requisite corporate power and authority to execute and deliver this Agreement, the Certificate of Merger, and any other document contemplated by this Agreement or the Merger (collectively, the "Merger Documents") and to perform its respective obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of each of the Merger Documents by Hancock and Orion and the consummation by Hancock and Orion of the transactions contemplated thereby have been duly authorized by its Board of Directors and, by the Closing Date will have been adopted and approved by the stockholders of Hancock and Orion, and, subject to such stockholder approval, no other corporate or shareholder proceedings on the part of Hancock or Orion are necessary to authorize such documents or to consummate the transactions contemplated thereby. This Agreement has been, and the other Merger Documents when executed and delivered by Hancock and Orion as contemplated by this Agreement will be, duly executed and delivered by Hancock and Orion and this Agreement is, and the other Merger Documents when executed and delivered by Hancock and Orion as contemplated hereby will be, the valid and binding obligation of Hancock and Orion enforceable in accordance with their respective terms, except (1) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (2) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

     4.3 Capitalization of Orion. The entire authorized capital stock and other equity securities of Orion ("Orion Stock") consists of 25,000,000 shares of common stock, par value $0.001 ("Orion Common Stock") and 2,500,000 shares of Series A Preferred Stock, no par value ("Orion Preferred Stock"). On the Closing Date there will be not more than 4,506,935 shares of Orion Common Stock, and 65,000 shares of Orion Preferred Stock, which are issued and outstanding or which are issuable on the exercise of any convertible
debentures, options, or warrants.   To the knowledge of Orion and Hancock with
respect to all shares of Orion Stock issued prior to August 1997, all of the issued and outstanding shares of Orion Stock have been duly authorized, are validly issued, were not issued in violation of any preemptive rights and are fully paid and nonassessable, are not subject to preemptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. There are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating Orion to issue more than 450,000 shares of Orion Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Orion more than 450,000 shares of Orion Common Stock.

     4.4 Capitalization of Hancock. The entire authorized capital stock and other equity securities of Hancock ("Hancock Stock") consists of 120,000,000 shares of common stock, par value $0.001 ("Hancock Common Stock"), of which 5,000,000 shares are issued and outstanding in the name of Orion. There are no authorized or issued preferred shares of Hancock Common Stock. To the knowledge of Orion and Hancock, all of the issued and outstanding shares of Hancock Common Stock have been duly authorized, are validly issued, were not issued in violation of any preemptive rights and are fully paid and nonassessable, are not subject to preemptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations.

     4.5 Validity of Orion Common Stock Issuable Upon the Merger. The shares of Orion Common Stock to be issued to the TVS Stockholders upon consummation of the Merger in accordance with Section 2.1 of this Agreement have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable.

     4.6 No Assets or Liabilities of Hancock. Hancock does not have any material assets or liabilities as of the date of this Agreement and will not have any material assets or liabilities as of the Effective Date. As of the date of this Agreement, Hancock is not conducting any business.

     4.7 Actions and Proceedings. There is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to Hancock's and Orion's knowledge, threatened against either Hancock or Orion which involves any of the business, or the properties or assets of Hancock that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Hancock taken as a whole ("Hancock Material Adverse Effect"). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Hancock Material Adverse Effect.

     4.8   Orion Reports and Financial Statements.

           (a) Since February 22, 2000, Orion has timely filed all forms, reports, statements and other documents required to be filed with the SEC (collectively, the "Orion SEC Reports"). The Orion SEC Reports, including all Orion SEC Reports filed after the date of this Agreement and prior to the Effective Time, were or will be prepared in all material respects in accordance with the requirements of applicable law (including, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Orion SEC Reports). As of their respective dates, the Orion SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

           (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Orion SEC Reports, if any, filed prior to, on or after the date of this Agreement (i) have been or will be prepared in accordance with, and complied or will comply as to form with, the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except as otherwise noted therein) and (ii) fairly present or will fairly present the financial position of Orion as of the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments.

     4.9 Absence of Certain Changes or Events. Except as and to the extent disclosed in the Orion SEC Reports filed prior to the date of this Agreement or as contemplated in this Agreement or as otherwise disclosed in writing by Orion to TVS prior to the Effective Time, since February 22, 2000, there has not been
(a) a material adverse effect to the business, operations, or financial conditions of Orion, or (b) any significant change by Orion in its accounting methods, principles or practices.

     4.10 Filings, Consents and Approvals. Except for any filings required by applicable securities laws and the filing of the Certificate of Merger pursuant to the DGCL, the approval of Orion as the sole Hancock stockholder, no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Hancock of the transactions contemplated by this Agreement or to enable Hancock to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

     4.11 No Brokers. Neither Orion nor Hancock has incurred any obligation or liability to any party for any brokerage fees, agent's commissions, or finder's fees in connection with the transactions contemplated by this Agreement for which TVS would be responsible.

     4.12 Completeness of Disclosure. No representation or warranty by Hancock or Orion in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to TVS pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.


                                   SECTION 5
                               CLOSING CONDITIONS

     5.1 Conditions Precedent to Closing by Hancock. Hancock's obligation to consummate the Merger is subject to the satisfaction of the conditions set forth below, unless any such condition is waived by Hancock at the Closing.
The Closing of the transactions contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing.

           (a) Representations and Warranties. The representations and warranties of TVS set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and TVS will have delivered to Hancock a certificate dated as of the Closing Date, to the effect that the representations and warranties made by TVS in this Agreement are true and correct.

           (b) Performance. All of the covenants and obligations that TVS is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

           (c) Approval by TVS Stockholders. The TVS Stockholders will have approved and adopted this Agreement and the Merger as required by the DGCL.

           (d) Merger Documents. This Agreement and all other Merger Documents necessary or reasonably required to consummate the Merger, all in form and substance reasonably satisfactory to Hancock, will have been executed and delivered to Hancock.

           (e) Secretary's Certificate - TVS. Hancock will have received a certificate of the Secretary of TVS attaching (a) a copy of TVS's certificate of incorporation, as amended through the Closing Date certified by the Secretary of State of the State of Delaware; (b) a true and correct copy of TVS's bylaws, as amended; (c) certified copies of resolutions duly adopted by the Board of Directors of TVS and the TVS Stockholders approving the execution and delivery of this Agreement and the other Merger Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby; and (d) a certificate as to the incumbency and signatures of the officers of TVS executing this Agreement and the Merger Documents executed on the Closing Date as contemplated by this Agreement.

           (f) Opinion of TVS's Counsel. TVS will furnish Hancock with an opinion, dated as of the Closing Date, of Stephen P. Goldman, Esq., counsel for TVS, and such other local or special counsel as is appropriate, all of which. opinions will be in form and substance reasonably satisfactory to Hancock and its counsel.

           (g) Employment Agreements. Orion will have entered into an employment agreement with Mr. Robert A. Stocker, and TVS will have entered into employment agreements with such other key executives as Hancock deems appropriate and otherwise on terms agreeable to Orion, Hancock, TVS, and the applicable key executives.

           (h) Stock Escrow Agreement. Orion will have received a stock escrow agreement in substantially the form of Exhibit B attached to this Agreement (the "Escrow Agreement"), executed by the Majority Stockholders (as defined in the Escrow Agreement).

           (i) Exercise of TVS Stock Options. Hancock will have received evidence from TVS that all of the warrants, options, or other rights to acquire TVS Stock ("TVS Stock Options") have been exercised by the holders of the TVS Stock Options for the issuance of TVS Common Stock and TVS Stock Certificates therefore.

           (j) Exercise of Appraisal Rights. The holders of no more than two percent (2%) of the shares of TVS Stock will have exercised appraisal rights under the DGCL as Dissenting Shareholders. TVS will have resolved all matters of appraisal and payment under the DGCL for each Dissenting Shareholder to Hancock's satisfaction.

           (k) Investment Certifiates. Orion will have received Investment Certificates (as defined in Section 2.2) from each TVS Stockholder entitled to receive Orion Common Stock in the Merger.

           (l) Supplement to Disclosure Schedules. Any additional disclosures made in the supplemental Disclosure Schedules of TVS made pursuant to Section
6.2 of this Agreement will be acceptable to Hancock in its sole discretion.

           (m) Third Party Consents. TVS will have received duly executed copies of all third-party consents and approvals contemplated by the Merger Documents, in form and substance reasonably satisfactory to Hancock.

           (n) No Material Adverse Change. No TVS Material Adverse Effect will have occurred since the date of this Agreement.

           (o) No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would
(i) prevent the consummation of any of the transactions contemplated by this Agreement, or (ii) cause the transactions to be rescinded following consummation.

           (p) Accounts Receivable Report. Orion will have received a true and accurate list of TVS Accounts Receivable as of the Closing Date (or other date acceptable to Orion), including an aging report for such Accounts Receivable.

           (q) Due Diligence Review. Hancock and Orion will be reasonably satisfied in all respects with their due diligence investigation and review of TVS.

     5.2 Conditions Precedent to Closing by TVS. TVS's obligation to consummate the Merger is subject to the satisfaction of the conditions set forth below, unless such condition is waived by TVS at the Closing. The Closing of the Merger will be deemed to mean a waiver of all conditions to Closing.

           (a) Representations and Warranties. The representations and warranties of Hancock and Orion set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Hancock and Orion will have delivered to TVS a certificate dated the Closing Date, to the effect that the representations and warranties made by Hancock or Orion in this Agreement are true and correct.

           (b) Performance. All of the covenants and obligations that Hancock or Orion is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. Hancock must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

           (c) Approval by Hancock Stockholder. Orion, as Hancock's sole stockholder, will have approved and adopted this Agreement and the Merger as required by the DGCL.

           (d) Merger Documents. This Agreement and all other Merger Documents necessary or reasonably required to consummate the transaction contemplated by this Agreement, all in form and substance reasonably satisfactory to TVS, will have been executed and delivered by Hancock.

           (e) Secretary's Certificate - Hancock. TVS will have received a certificate of the Secretary of Hancock attaching (a) a copy of Hancock's certificate of incorporation, as amended through the Closing Date certified by the Secretary of State of the State of Delaware; (b) a true and correct copy of Hancock's bylaws, as amended; (c) certified copies of resolutions duly adopted by the Board of Directors of Hancock and the sole stockholder of Hancock, approving the execution and delivery of this Agreement and the other Merger Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby; and (d) a certificate as to the incumbency and signatures of the officers of Hancock executing this Agreement and the Merger Documents executed by Hancock on the Closing Date as contemplated by this Agreement.

           (f) Opinion of Hancock's Counsel. Hancock will furnish TVS with an opinion, dated as of the Closing Date, of Powell, Goldstein, Frazer & Murphy LLP, as Counsel for Hancock, and such other local or special counsel as is appropriate, all of which opinions will be in form and substance reasonably satisfactory to TVS and its counsel.

           (g) Financing. (i) TVS will have received written confirmation from Orion that it will contribute the sum of Three Hundred Thousand Dollars ($300,000) to Surviving Corporation in accordance with a budget and on a schedule mutually agreeable to Orion and TVS, to be used as working capital by Surviving Corporation; and (ii) F&M Bank will have released all of the personal guarantors from TVS's Line of Credit with F&M Bank, whether by virtue of a guaranty of such Line of Credit or otherwise.

           (h) Supplement to Disclosure Schedules. Any additional disclosures made in the supplemental Disclosure Schedules of Hancock made pursuant to
Section 6.2 of this Agreement will be acceptable to TVS in its sole discretion.

           (i) Employment Agreement. Orion will have entered into an employment agreement with Mr. Robert Stocker on terms mutually agreeable to Orion and Mr. Stocker.

           (j) Third Party Consents. Hancock will have received duly executed copies of all third-party consents and approvals contemplated by the Merger Documents, in form and substance reasonably satisfactory to TVS.

           (k) No Material Adverse. No Hancock Material Adverse Effect will have occurred since the date of this Agreement.

           (l) No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would
(i) prevent consummation of any of the transactions contemplated by this Agreement; or (ii) cause the transactions to be rescinded following consummation.


                                   SECTION 6
                      ADDITIONAL COVENANTS OF THE PARTIES

     6.1 Access and Investigation. Between the date of this Agreement and the Closing Date, each of TVS and Hancock will, and will cause each of their respective representatives to, (a) afford the other and its representatives full and free access to its personnel, properties, contracts, books and records, and other documents and data, (b) furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request, and (c) furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request. All of such access, investigation and communication by a party and its representatives will be conducted in a manner designed not to interfere unduly with the normal business operations of the other party.

     6.2 Notification. Between the date of this Agreement and the Effective Time, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any chance in the Disclosure Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Disclosure Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenant in this Agreement or of the Occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

     6.3 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 7, TVS will not, directly or indirectly solicit, initiate, or accept any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity (other than Hancock or Orion) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of TVS, or any merger, consolidation, business combination, or similar transaction.

     6.4 Conduct of TVS Business Prior to Closing. From the date of this Agreement to the Closing Date, and except to the extent that Hancock otherwise consents in writing, TVS will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

     6.5 Certain Acts Prohibited. Between the date of this Agreement and the Closing Date, TVS will not, without the prior written consent of Hancock:

           (a) amend its certificate of incorporation, by-laws or other organizational documents;

           (b) incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of TVS, except as disclosed in a Disclosure Schedule to this Agreement;

           (c) dispose of or contract to dispose of any TVS property or assets except in the ordinary course of business consistent with past practice;

           (d) issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the TVS Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of TVS Stock in exchange for the TVS Stock Options);

           (e) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of the TVS Stock, or (ii) split, combine or reclassify any TVS Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of TVS Stock, except upon exercise of rights or options issued pursuant to any existing TVS Stock Option plan or agreement; or

           (f) not materially increase benefits or compensation expenses of TVS, other than as contemplated by the terms of any employment agreement in existence on the date of this Agreement, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a Plan or arrangement as in effect on the date of this Agreement to any such person

     6.6 Certain Acts Prohibited. Between the date of this Agreement and the Closing Date, Hancock will not, without the prior written consent of TVS:

           (a) amend its certificate of incorporation, by-laws or other organizational documents;

           (b) incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of Hancock, except as disclosed in a Disclosure Schedule to this Agreement;

           (c) dispose of or contract to dispose of any Hancock property or assets except in the ordinary course of business consistent with past practice;

           (d) issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of the TVS Stock, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities; or

           (e) not (i) declare, set aside or pay any dividends on, or make any other distributions in respect of the Hancock Stock, or (ii) split, combine or reclassify any Hancock Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Hancock Stock.

     6.7   [Intentionally Deleted.]

     6.8 Public Announcements. The parties agree that they will not make any public announcements relating to this Agreement or the transactions contemplated herein without the prior written consent of the other parties, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their consent to such announcement.

     6.9 Delivery of Securities Disclosure Information. TVS will mail or otherwise deliver to its shareholders along with the notice of a shareholders meeting called to approve the Merger, such disclosure documents (providing information about Orion required for compliance with applicable securities laws) as Orion timely provides to TVS; and TVS will certify to Orion as to such delivery. TVS will cooperate with Orion to facilitate the return of the Investment Certificates from the TVS Stockholders.


                                   SECTION 7
                                  TERMINATION

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the transactions contemplated hereby by:

           (a)  Mutual agreement of Hancock and TVS;

           (b) Hancock, if there has been a breach by TVS of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of TVS that is not cured, to the reasonable satisfaction of Hancock, within ten business days after notice of such breach is given by Hancock (except that no cure period will be provided for a breach by TVS that by its nature cannot be cured);

           (c) TVS, if there has been a breach by Hancock or Orion of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Hancock or Orion that is not cured by the breaching party, to the reasonable satisfaction of TVS, within ten business days after notice of such breach is given by TVS (except that no cure period will be provided for a breach by Hancock that by its nature cannot be cured);

           (d) Hancock or TVS, if the transactions contemplated by this Agreement have not been consummated prior to June 30, 2000, unless the parties agree to extend such date; or

           (e) Hancock or TVS if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the transactions contemplated by this Agreement has become final and nonappealable.

     7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7. 1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations


                                   SECTION 8
                            MISCELLANEOUS PROVISIONS

     8.1 Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. The representation, warranties and agreements will survive the Closing Date and continue in full force and effect until the third anniversary of the Closing Date; provided that the representations and warranties set forth in Sections 3.13 regarding Taxes will survive until the expiration of any applicable statute of limitations

     8.2 Further Assurances. Each of the parties hereto will cooperate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

     8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties. This Agreement may be so amended by the mutual agreement of the parties at any time prior to the time that the Certificate of Merger is filed with the Secretary of State of Delaware, provided that any amendment made subsequent to the adoption of this Agreement by the respective shareholders of Hancock or TVS will not (1) alter or change the amount or kind of consideration to be received in exchange for or on conversion of shares of any class or series thereof of such constituent corporation, (2) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series thereof of such constituent corporation.

     8.4 Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.

     8.5 Entire Agreement. This Agreement, the exhibits, schedules attached hereto and the other Merger Documents contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

     8.6 Severability. It is the desire and intent of the parties that the provisions of the Merger Documents be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of the Merger Documents will for any reason be held or adjudged to be invalid, illegal, or unenforceable by any court of competent jurisdiction, such paragraph or part thereof so adjudicated invalid, illegal, or unenforceable will be deemed separate, distinct, and independent, and the remainder of the Merger Documents will remain in full force and effect and will not be affected by such holding or adjudication.

     8.7 Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, nationally-recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

     If to TVS:           Mr. Robert A. Stocker, President
                          Transaction Verification Systems, Inc.
                          150 S. Washington Street, Suite 301
                          Falls Church, VA 22046
                          Telephone:  (703) 237-8686
                          Fax:    (703) 237-2649

     With a copy (which will not constitute notice) to:

                          Stephen P. Goldman, Esquire
                          2013 O Street, N.W.
                          Washington, D.C. 20036
                          Telephone:  (202) 293-2554
                          Fax:    (202) 293-2556

     If to Hancock or Orion:  Hancock Holdings, Inc.
                          c/o Orion Technologies, Inc.
                          1800 Diagonal Road, Suite 500
                          Alexandria, Virginia 22314
                          Attention:  A. Frans Heideman
                          Phone:  (703) 299-0500
                          Fax:  (703 299-6074

     With a copy (which will not constitute notice) to:

                          Powell, Goldstein, Frazer & Murphy, LLP
                          1001 Pennsylvania Avenue, N.W.
                          Sixth Floor South
                          Washington, D.C.  20004
                          Attention:  Susan J. Thomas, Esq.
                          Telephone:  (202) 624-7370
                          Fax:   (202) 624-7222

All such notices and other communications will be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch and (d) in the case of mailing, on the third business day following mailing.

     8.8 Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     8.9 Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

     8.10 Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

     8.11 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed therein. The parties hereby (i) submit to personal jurisdiction in the Commonwealth of Virginia for the enforcement of this Agreement, and (ii) waive any and all rights under the laws of any state to object to jurisdiction within the Commonwealth of Virginia for the purposes of litigation to enforce this Agreement

     8.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

     8.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.14 Fax Execution. This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.

     8.15 Schedules and Exhibits. The following schedules and exhibits are attached to this Agreement and incorporated herein.

     Disclosure Schedule 3.3       TVS Capitalization
     Disclosure Schedule 3.4       Title to TVS Stock
     Disclosure Schedule 3.6       Actions and Proceedings
     Disclosure Schedule 3.9       TVS Financial Statements
     Disclosure Schedule 3.10      Undisclosed Liabilities
     Disclosure Schedule 3.11      Inventory
     Disclosure Schedule 3.12      Accounts Receivable
     Disclosure Schedule 3.14      Absence of Changes and Events
     Disclosure Schedule 3.15      Personal Property
     Disclosure Schedule 3.16      Bank Accounts
     Disclosure Schedule 3.17      Insurance
     Disclosure Schedule 3.18      Employees and Consultants
     Disclosure Schedule 3.19      ERISA Compliance; Benefit Plans
     Disclosure Schedule 3.20      Intellectual Property
     Disclosure Schedule 3.21      Real Property
     Disclosure Schedule 3.23      Material Contracts and Transactions
     Disclosure Schedule 3.25      Affiliate Transactions

EXHIBITS
           Exhibit A          Certificate of Merger
           Exhibit B          Stock Escrow Agreement
           Exhibit C          Promissory Note





                           [Signature page follows.]

EXECUTED on June 8, 2000.


                Orion:

                     ORION TECHNOLOGIES, INC.,
                     A Nevada Corporation


                     By:    /s/ A. FRANS HEIDERMAN
                          ------------------------------------
                          A. Frans Heideman
                          President



                Hancock:

                     HANCOCK HOLDINGS, INC.,
                     A Delaware Corporation


                     By:    /s/ A. FRANS HEIDERMAN
                          ------------------------------------
                          A. Frans Heideman
                          President


                TVS:

                     TRANSACTION VERIFICATION SYSTEMS,
                     INCORPORATED,
                     A Delaware Corporation


                     By:   /s/ ROBERT A. STOCKER
                          ------------------------------------
                          Robert A. Stocker
                          President